Form 10-K, Exhibit 13
period 2006-12-31
ML Appleton FuturesAccess LLC
filed 2007-03-30
CIK 1311385

Exhibit 13.01

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the year ended December 31, 2006 and for the period April 1, 2005 (Commencement of Operations) to December 31, 2005 and Report of Independent Registered Public Accounting Firm

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2006 and 2005	2

Statements of Income for the year ended December 31, 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	3

Statements of Changes in Members’ Capital for the years ended December 31, 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	4-5

Financial Data Highlights for the year ended December 31, 2006	6

Notes to Financial Statements	7-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

  ML Appleton FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Appleton FuturesAccess LLC (the “Fund”) as of December 31, 2006 and 2005, and the related statements of income and of changes in members’ capital for the year ended December 31, 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005, and the financial data highlights for the year ended December 31, 2006.  These financial statements and financial data highlights are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Appleton FuturesAccess LLC as of December 31, 2006 and 2005, and the results of its operations and the  changes in its members’ capital for the year ended December 31, 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005, and the financial data highlights for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 27, 2007

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 AND 2005

	2006	2005

ASSETS:

Equity in commodity futures trading accounts:
Cash (including restricted cash of $2,126,316 for 2006 and 2005)	$79,765,050	$21,237,799
Net unrealized profit (loss) on open contracts	9,247,823	(728,432)
Cash	236,003	29,573
Accrued interest	333,978	62,139

TOTAL ASSETS	$89,582,854	$20,601,079

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Management fee payable	$147,853	$33,026
Sponsor fee payable	132,885	36,994
Performance fee payable	2,400,245	427,382
Redemptions payable	491,360	40,610
Initial offering costs payable	22,866	41,409
Other	281,485	69,012

Total liabilities	3,476,694	648,433

MEMBERS’ CAPITAL:
Sponsor’s Interest (20,324 Units and 20,324 Units)	22,374	22,203
Members’ Interest (77,899,209 Units and 18,307,945 Units)	86,083,786	19,930,443
Total members’ capital	86,106,160	19,952,646

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$89,582,854	$20,601,079

NET ASSET VALUE PER UNIT (NOTE 5)
(Based on 77,919,533 and 18,328,269 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	2006	2005
TRADING PROFIT (LOSS):

Realized	$2,981,962	$2,833,846
Change in unrealized	9,976,255	(728,432)
Brokerage commissions	—	(2,971)

Total trading profit	12,958,217	2,102,443

INVESTMENT INCOME:
Interest	2,623,944	299,686

EXPENSES:
Management fee	1,123,697	185,506
Sponsor fee	1,034,207	202,485
Performance fee	2,400,245	427,382
Other	650,883	82,703
Total expenses before reimbursement	5,209,032	898,076
Sponsor fee reimbursement	—	(10,137)

Total expenses	5,209,032	887,939

NET INVESTMENT LOSS	(2,585,088)	(588,253)

NET INCOME	$10,373,129	$1,514,190

NET INCOME PER UNIT:

Weighted average number of Units outstanding
Class A	5,175,540	1,283,463
Class C	38,460,615	9,002,471
Class D	10,215,789	365,914
Class I	4,741,951	967,669

Net income per weighted average Unit
Class A	$0.1756	$0.1395
Class C	$0.1564	$0.1231
Class D	$0.2692	$0.1282
Class I	$0.1475	$0.1858

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005 (cont.)

				Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2005	Subscriptions	Redemptions	December 31, 2006

Class A	564,525	1,504,134	(53,625)	2,015,034	5,401,466	(705,201)	6,711,299
Class C	3,840,000	11,429,423	(979,507)	14,289,916	40,725,398	(3,867,420)	51,147,894
Class D	332,331	43,178	—	375,509	13,706,068	—	14,081,577
Class I	177,000	1,460,486	(10,000)	1,627,486	4,961,734	(630,781)	5,958,439

Total Members’ Units	4,913,856	14,437,221	(1,043,132)	18,307,945	64,794,666	(5,203,402)	77,899,209

Class A	—	10,158	—	10,158			10,158
Class C	—	10,166	—	10,166			10,166
Class D	—	—	—	—			—
Class I	—	—	—	—			—

Total Sponsor’s Units	—	20,324	—	20,324			20,324

See notes to financial statements

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

		Initial				Members’ Capital				Members’ Capital
	Initial Offering	Offering Costs	Subscriptions	Redemptions	Net Income	December 31, 2005	Subscriptions	Redemptions	Net Income	December 31, 2006
Class A	$564,525	$(5,388)	$1,525,849	$(57,248)	$177,896	$2,205,634	$5,025,407	$(686,693)	$908,882	$7,453,230
Class C	3,840,000	(37,796)	11,571,430	(964,542)	1,107,440	15,516,532	37,867,009	(3,622,712)	6,014,330	55,775,159
Class D	332,331	(1,138)	40,794	—	46,899	418,886	13,015,720	—	2,750,191	16,184,797
Class I	117,000	(4,231)	1,446,965	(10,094)	179,751	1,789,391	4,750,811	(569,157)	699,555	6,670,600

Total Members’ Interest	$4,913,856	$(48,553)	$14,585,038	$(1,031,884)	$1,511,986	$19,930,443	$60,658,947	$(4,878,562)	$10,372,958	$86,083,786

Class A	$—	$—	$10,000	$—	$1,142	$11,142	$—	$—	$143	$11,285
Class C	—	—	9,999	—	1,062	11,061	—	—	28	11,089
Class D	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	—	$—	$19,999	$—	$2,204	$22,203	$—	$—	$171	$22,374

Total Members’ Capital	$4,913,856	$(48,553)	$14,605,037	$(1,031,884)	$1,514,190	$19,952,646	$60,658,947	$(4,878,562)	$10,373,129	$86,106,160

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0946	$1.0858	$1.1155	$1.0995

Realized trading profit	(0.0546)	(0.0549)	(0.0540)	(0.0546)
Change in unrealized trading profit (loss)	0.1015	0.0997	0.1051	0.1023
Interest income	0.0440	0.0435	0.0452	0.0443
Expenses	(0.0749)	(0.0836)	(0.0624)	(0.0720)

Net asset value, end of period	$1.1106	$1.0905	$1.1494	$1.1195

Total Return:

Total return before Profit Shares	4.20%	3.17%	5.75%	4.62%
Profit Shares	-3.08%	-3.10%	-3.07%	-3.12%
Total return after Profit Shares	1.32%	0.29%	2.84%	1.68%

Ratios to Average Net Assets :

Expenses (excluding Profit Shares)	4.92%	5.98%	3.52%	4.52%
Profit Shares	4.44%	4.52%	4.84%	4.32%
Expenses (including Profit Shares)	9.36%	10.50%	8.36%	8.84%

Net investment loss	-4.40%	-5.55%	-3.24%	-3.89%

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Appleton FuturesAccess LLC (the “Fund”), a Merrill Lynch Futures Access Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005. The Fund engages in the speculative trading of forward contracts on a wide range of currencies. Appleton Capital Management (“Appleton”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

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

The Fund offers four Classes of Units: Class A, Class C, Class D and Class I. Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for other reporting purposes (see Note 5). The four Classes of Units are subject to different sponsor fees.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in “realized” in the Statements of Income.

Cash at Broker

A portion of the assets is maintained at Merrill Lynch International Bank and is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2006 and 2005 were restricted cash for margin requirements of $2,126,316 for both years.

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

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year December 31, 2006 and the period ended December 31, 2005.

Subscriptions

Units are offered as of the close of business at the end of each month.  Shares are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions & Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice.

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Dissolution of the Fund

The Fund may terminate if certain conditions occur, as set forth in the offering memorandum.

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

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2006 and 2005 are as follows:

2006

							Net Unrealized
	Long Positions			Short Positions			Profit
		Unrealized	Percent of		Unrealized	Percent of	(Loss)	Percent of
Commodity Industry Sector	Number of Contracts	Profit (Loss)	Members’ Capital	Number of Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Currencies	54,294,213	$(6,185,121)	-7.18%	(94,185,707)	$15,432,944	17.92%	$9,247,823	10.74%	January 07 - February 07

Total		$(6,185,121)	-7.18%		$15,432,944	17.92%	$9,247,823	10.74%

2005

							Net
							Unrealized
	Long Positions			Short Positions			Profit
		Unrealized	Percent of		Unrealized	Percent of	(Loss)	Percent of
Commodity Industry Sector	Number of Contracts	Profit (Loss)	Members’ Capital	Number of Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Currencies	13,915,646	$(1,401,360)	-7.02%	17,637,968	$672,928	3.37%	$(728,432)	-3.65%	January 06 - February 06

Total		$(1,401,360)	-7.02%		$672,928	3.37%	$(728,432)	-3.65%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Members’ Capital as of December 31, 2006 and 2005.

3.                    RELATED PARTY TRANSACTIONS

A substantial portion of the Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A unit pay Sponsor fees to MLAI at a flat monthly rate equal to .125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C units pay Sponsor fees to MLAI at a flat monthly rate equal to .2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’ month-end net assets. Class D units do not pay Sponsor fees. For the year ended December 31, 2006, MLAI did not reimburse Sponsor fees to the Fund to offset certain operating expenses.  For the year ended December 31, 2005, MLAI reimbursed $10,137 of Sponsor fees to the Fund to offset certain operating expenses.

The Fund pays brokerage commissions on actual cost per round turn.  Since the Fund only traded forward contracts in 2006, the average round-turn commission rate charged to the Fund for the year ended December 31, 2006 was $0 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).  The average round-turn commission rate charged to the Fund for the period ended December 31, 2005 was approximately $14.35 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Appleton annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them, after reduction for a portion of the brokerage commissions if any accrued with respect to such assets.

4.                    ADVISORY AGREEMENT

The Fund and Appleton have entered into an Advisory Agreement.  This agreement shall continue in effect until December 31, 2014.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either the Appleton or the Fund upon 90 days’ notice to the other party.  Appleton determines the forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined, and is earned by Appleton as of either the end of each calendar year or upon the net reallocation of assets away from Appleton.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.                    NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2006 and 2005, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$7,467,193	7,464,515	6,721,457	$1.1109	$1.1106
Class C	55,804,482	55,786,248	51,158,060	$1.0908	$1.0905
Class D	16,184,799	16,184,797	14,081,577	$1.1494	$1.1494
Class I	6,672,555	6,670,600	5,958,439	$1.1198	$1.1195
	$86,129,029	$86,106,160	77,919,533

December 31, 2005

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$2,221,377	$2,216,776	2,025,192	$1.0969	$1.0946
Class C	$15,559,817	$15,527,592	14,300,082	$1.0881	$1.0858
Class D	$419,756	$418,887	375,509	$1.1178	$1.1155
Class I	$1,793,105	$1,789,391	1,627,486	$1.1018	$1.0995
	$19,994,055	$19,952,646	18,328,269

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each class for the year ended December 31, 2006 and the period ended December 31, 2005 equals the Units outstanding for each class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.               RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement

No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Fund financial statements, if any, is currently being assessed.

In September 2006, the Securities Exchange Commission (“SEC”) staff also issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). While not an official rule or interpretation of the SEC, SAB 108 was issued to address the diversity in practice in quantifying misstatements from prior years and assessing their effect on current year financial statements. SAB 108 is effective for the first annual period ending after November 15, 2006, with early application encouraged. The Fund has assessed the impact of SAB 108 on its financial statements and does not expect the impact of adoption to be material to its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

8.               MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s Net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI, has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Appleton, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge The Appleton to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by the Appleton.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statements of Financial Condition.

* * * * * * * * * * *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Appleton FuturesAccess LLC