Form 10-K, Exhibit 13
period 2007-12-31
ML Appleton FuturesAccess LLC
filed 2008-03-31
CIK 1311385

Exhibit 13.01

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005 and Report of Independent Registered Public Accounting Firm

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2007 and 2006	2

Statements of Operations for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	3

Statements of Changes in Members’ Capital for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	4-5

Financial Data Highlights for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005	6-8

Notes to Financial Statements	9-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
ML Appleton FuturesAccess LLC:

We have audited the accompanying statements of financial condition of ML Appleton FuturesAccess LLC (the “Fund”) as of December 31, 2007 and 2006, and the related statements of operations and changes in members’ capital and the financial data highlights for the years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005.  These financial statements and financial data highlights are the responsibility of the Fund's management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Appleton FuturesAccess LLC as of December 31, 2007 and 2006, the results of its operations, the changes in its members’ capital, and the financial data highlights for years ended December 31, 2007 and 2006 and for the period April 1, 2005 (commencement of operations) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9 of the financial statements, the Fund will liquidate as of June 30, 2008.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2008

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 AND 2006

	2007*	2006

ASSETS:

Equity in commodity futures trading accounts:
Cash (including restricted cash of $2,126,316 for 2007 and 2006)	$84,943,302	$79,765,050
Net unrealized profit (loss) on open contracts	(3,228,854)	9,247,823
Cash	70,012	236,003
Accrued interest	298,217	333,978

TOTAL ASSETS	$82,082,677	$89,582,854

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Management fee payable	$136,166	$147,853
Sponsor fee payable	268,034	132,885
Performance fee payable	—	2,400,245
Redemptions payable	4,465,562	491,360
Initial offering costs payable	11,855	22,866
Other	242,209	281,485

Total liabilities	5,123,826	3,476,694

MEMBERS’ CAPITAL:
Sponsor’s Interest (20,324 Units and 20,324 Units)	19,586	22,374
Members’ Interest (79,694,808 Units and 77,899,209 Units)	76,939,265	86,083,786
Total members’ capital	76,958,851	86,106,160

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$82,082,677	$89,582,854

NET ASSET VALUE PER UNIT (NOTE 5)

  (Based on 79,715,132 and 77,919,533 Units outstanding, unlimited Units authorized)

* See Note 9.

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD APRIL 1, 2005
(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2005

	2007*	2006	2005
TRADING PROFIT (LOSS):

Realized	$482,148	$2,981,962	$2,833,846
Change in unrealized	(12,476,677)	9,976,255	(728,432)
Brokerage commissions	—	—	(2,971)

Total trading profit (loss)	(11,994,529)	12,958,217	2,102,443

INVESTMENT INCOME:
Interest	4,393,090	2,623,944	299,686

EXPENSES:
Management fee	1,773,680	1,123,697	185,506
Sponsor fee	1,690,946	1,034,207	202,485
Performance fee	—	2,400,245	427,382
Other	610,236	650,883	82,703
Total expenses before reimbursement	4,074,862	5,209,032	898,076

Sponsor fee reimbursement	—	—	(10,137)

Total expenses	4,074,862	5,209,032	887,939

NET INVESTMENT INCOME (LOSS)	318,228	(2,585,088)	(588,253)

NET INCOME (LOSS)	$(11,676,301)	$10,373,129	$1,514,190

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	8,031,277	5,175,540	1,283,463
Class C	57,723,627	38,460,615	9,002,471
Class D	12,440,264	10,215,789	365,914
Class I	6,392,634	4,741,951	967,669

Net income (loss) per weighted average Unit
Class A	$(0.1342)	$0.1756	$0.1395
Class C	$(0.1383)	$0.1564	$0.1231
Class D	$(0.1460)	$0.2692	$0.1282
Class I	$(0.1249)	$0.1475	$0.1858

* See Note 9.

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2005 (cont.)

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2005	Subscriptions	Redemptions	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Members’ Capital 12/31/2007*

Class A	564,525	1,504,134	(53,625)	2,015,034	5,401,466	(705,201)	6,711,299	2,978,211	(1,862,426)	7,827,084
Class C	3,840,000	11,429,423	(979,507)	14,289,916	40,725,398	(3,867,420)	51,147,894	17,968,913	(13,337,622)	55,779,185
Class D	332,331	43,178	—	375,509	13,706,068	—	14,081,577	215,502	(3,900,000)	10,397,079
Class I	177,000	1,460,486	(10,000)	1,627,486	4,961,734	(630,781)	5,958,439	1,333,529	(1,600,508)	5,691,460

Total Members’ Units	4,913,856	14,437,221	(1,043,132)	18,307,945	64,794,666	(5,203,402)	77,899,209	22,496,155	(20,700,556)	79,694,808

Class A	—	10,158	—	10,158	—	—	10,158	—	—	10,158
Class C	—	10,166	—	10,166	—	—	10,166	—	—	10,166
Class D	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Units	—	20,324	—	20,324	—	—	20,324	—	—	20,324

* See Note 9.

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2005

	Initial Offering	Initial Offering Costs	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2005	Subscriptions	Redemptions	Net Income	Members’ Capital December 31, 2006	Subscriptions	Redemptions	Net Loss	Members’ Capital 12/31/2007*

Class A	$ 564,525	$ (5,388)	$ 1,525,849	$ (57,248)	$ 177,896	$ 2,205,634	$ 5,025,407	$ (686,693)	$ 908,882	$ 7,453,230	$ 3,204,778	$ (1,933,132)	$ (1,076,301)	$ 7,648,575
Class C	3,840,000	(37,796)	11,571,430	(964,542)	1,107,440	15,516,532	37,867,009	(3,622,712)	6,014,330	55,775,159	18,634,631	(13,443,415)	(7,982,714)	52,983,661
Class D	332,331	(1,138)	40,794	—	46,899	418,886	13,015,720	—	2,750,191	16,184,797	246,000	(3,939,000)	(1,815,871)	10,675,926
Class I	177,000	(4,231)	1,446,965	(10,094)	179,751	1,789,391	4,750,811	(569,157)	699,555	6,670,600	1,391,028	(1,631,898)	(798,627)	5,631,103

Total Members’ Interest	$ 4,913,856	$ (48,553)	$ 14,585,038	$ (1,031,884)	$ 1,511,986	$ 19,930,443	$ 60,658,947	$ (4,878,562)	$ 10,372,958	$ 86,083,786	$ 23,476,437	$ (20,947,445)	$ (11,673,513)	$ 76,939,265

Class A	$ —	$ —	$ 10,000	$ —	$ 1,142	$ 11,142	$ —	$ —	$ 143	$ 11,285	$ —	$ —	$ (1,357)	$ 9,928
Class C	—	—	9,999	—	1,062	11,061	—	—	28	11,089	—	—	(1,431)	9,658
Class D	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Class I	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	$ —	$ —	$ 19,999	$ —	$ 2,204	$ 22,203	$ —	$ —	$ 171	$ 22,374	$ —	$ —	$ (2,788)	$ 19,586

Total Members’ Capital	$ 4,913,856	$ (48,553)	$ 14,605,037	$ (1,031,884)	$ 1,514,190	$ 19,952,646	$ 60,658,947	$ (4,878,562)	$ 10,373,129	$ 86,106,160	$ 23,476,437	$ (20,947,445)	$ (11,676,301)	$ 76,958,851

* See Note 9.

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I

Per Unit Operating Performance*:

Net asset value, beginning of period	$1.1106	$1.0905	$1.1494	$1.1195

Realized trading profit	0.0163	0.0166	0.0159	0.0161
Change in unrealized trading profit (loss)	(0.1574)	(0.1543)	(0.1633)	(0.1587)
Interest income	0.0524	0.0513	0.0546	0.0530
Expenses	(0.0447)	(0.0542)	(0.0298)	(0.0405)

Net asset value, end of period	$0.9772	$0.9499	$1.0268	$0.9894

Total Return:

Total return	-12.02%	-12.89%	-10.66%	-11.62%

Ratios to Average Net Assets :

Expenses	4.31%	5.32%	2.73%	3.87%

Net investment income (loss)	0.79%	-0.24%	2.29%	1.21%

* See Note 9.

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I

Per Unit Operating Performance:

Net asset value, beginning of period	$1.0946	$1.0858	$1.1155	$1.0995

Realized trading loss	(0.0546)	(0.0549)	(0.0540)	(0.0546)
Change in unrealized trading loss	0.1015	0.0997	0.1051	0.1023
Interest income	0.0440	0.0435	0.0452	0.0443
Expenses	(0.0749)	(0.0836)	(0.0624)	(0.0720)

Net asset value, end of period	$1.1106	$1.0905	$1.1494	$1.1195

Total Return:

Total return before Performance fees	4.20%	3.17%	5.75%	4.62%
Performance fees	-3.08%	-3.10%	-3.07%	-3.12%
Total return after Performance fees	1.32%	0.29%	2.84%	1.68%

Ratios to Average Net Assets :

Expenses (excluding Performance fees)	4.92%	5.98%	3.52%	4.52%
Performance fees	4.44%	4.52%	4.84%	4.32%
Expenses (including Performance fees)	9.36%	10.50%	8.36%	8.84%

Net investment loss	-4.40%	-5.55%	-3.24%	-3.89%

See notes to financial statements.

ML APPLETON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 1, 2005 (COMMENCEMENT OF OPERATIONS) TO  DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I

Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000

Realized trading profit	0.1398	0.1386	0.1420	0.1402
Change in unrealized trading profit (loss)	0.0003	0.0008	(0.0006)	0.0000
Brokerage commissions	(0.0006)	(0.0006)	(0.0006)	(0.0006)
Interest income	0.0234	0.0234	0.0236	0.0235
Initial offering costs	(0.0030)	(0.0030)	(0.0030)	(0.0030)
Expenses (b)	(0.0653)	(0.0734)	(0.0459)	(0.0606)

Net asset value, end of period	$1.0946	$1.0858	$1.1155	$1.0995

Total Return: (c)

Total return before Performance fees	12.87%	12.02%	14.14%	13.21%
Performance fees	-3.32%	-3.37%	-2.58%	-3.20%
Total return after Performance fees	9.77%	8.89%	11.87%	10.26%

Ratios to Average Net Assets :

Expenses (excluding Performance fees) (a)	4.59%	5.71%	2.88%	4.23%
Performance fees (c)	3.73%	3.76%	2.37%	4.05%
Expenses (including Performance fees)	8.32%	9.47%	5.25%	8.28%

Net investment loss	-6.09%	-7.23%	-3.02%	-6.00%

(a) Expenses excluding performance fees, for Classes operating for less than one year have been annualized.

(b) Sponsor fee reimbursement is included in expenses; however, reimbursement has less than $0.0001 impact.

(c) Not annualized.

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

Revenue Recognition

Forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Operations and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets is maintained at Merrill Lynch International Bank and is the restricted cash required to meet the maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2007 and 2006 was restricted cash for margin requirements of $2,126,316 for both years.

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

Class A Units are subject to sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2007 and 2006 and for the period ended December 31, 2005.

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

Redemptions & Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)                      Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)                     Any event which would make unlawful the continued existence of this Fund.

(c)                      Determination by MLAI to liquidate or withdraw from the Fund.

See Note 9 for Subsequent Event details on Fund dissolution.

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2007 and 2006 are as follows:

2007

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Loss	Percent of
Sector	Contracts	Profit	Members’ Capital	Contracts	Loss	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Currencies	35,008,863	$337,439	0.44%	(63,040,468)	$(3,566,293)	-4.63%	$(3,228,854)	-4.20%	January 08 - February 08

Total		$337,439	0.44%		$(3,566,293)	-4.63%	$(3,228,854)	-4.20%

2006

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit	Percent of
Sector	Contracts	Loss	Members’ Capital	Contracts	Profit	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Currencies	54,294,213	$(6,185,121)	-7.18%	(94,185,707)	$15,432,944	17.92%	$9,247,823	10.74%	January 07 - February 07

Total		$(6,185,121)	-7.18%		$15,432,944	17.92%	$9,247,823	10.74%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2007 and 2006.

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

The Fund’s Class A unit pay Sponsor fees to MLAI at a flat monthly rate equal to .125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C units pay Sponsor fees to MLAI at a flat monthly rate equal to .2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I units pay Sponsor fees to MLAI at a flat monthly rate equal to .0917% (a 1.10% annual rate) of the Class’ month-end net assets. Class D units do not pay Sponsor fees. For the period ended December 31, 2005, MLAI reimbursed $10,137 of Sponsor fees to the Fund to offset certain operating expenses.

The Fund incurred no brokerage commissions in 2007 and 2006. The average round-turn commission rate charged to the Fund for the period ended December 31, 2005 was approximately $14.35 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Appleton annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them, after reduction for a portion of the brokerage commissions, if any, accrued with respect to such assets. MLAI receives 25% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

4.     ADVISORY AGREEMENT

The Fund and Appleton entered into an Advisory Agreement under which Appleton determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI. This agreement would have been in effect until December 31, 2014 and automatically renewed for successive three-year terms, under the same terms unless terminated by either Appleton or the Fund upon 90 days notice to the other party. This Agreement will be terminated due to the dissolution of the Fund as discussed in Note 9, Subsequent Event.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined, and is earned by Appleton as of either the end of each calendar year or upon the net reallocation of assets away from Appleton.  MLAI receives 25% of the 20% Performance fees. Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.     NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP the Fund deducted the total initial offering costs payable to MLAI at inception from Members’ Capital for purposes of determining Net Asset Value.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.  Consequently, as of December 31, 2007 and 2006, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes are as follows:

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$7,660,030	$7,658,503	7,837,242	$0.9774	$0.9772
Class C	53,002,616	52,993,319	55,789,351	0.9500	0.9499
Class D	10,675,926	10,675,926	10,397,079	1.0268	1.0268
Class I	5,632,134	5,631,103	5,691,460	0.9896	0.9894
	$76,970,706	$76,958,851	79,715,132

December 31, 2006

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$7,467,193	$7,464,515	6,721,457	$1.1109	$1.1106
Class C	55,804,482	55,786,248	51,158,060	1.0908	1.0905
Class D	16,184,799	16,184,797	14,081,577	1.1494	1.1494
Class I	6,672,555	6,670,600	5,958,439	1.1198	1.1195
	$86,129,029	$86,106,160	77,919,533

6.     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2007 and 2006 and the period ended December 31, 2005 equals the Units outstanding for each Class as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.     RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under U.S. GAAP, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements.

Effective January 1, 2007, the Fund adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The implementation of this pronouncement had no impact on the financial statements.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Appleton, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge

Appleton to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Appleton.

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

9.     SUBSEQUENT EVENT

In February 2008, MLAI announced to the Members its intent to liquidate the Fund as of June 30, 2008. Effective March 1, 2008, subscriptions/exchanges in will no longer be accepted; however, redemptions/exchanges out are allowed through June 2008 at which time the remaining Members will redeem their capital upon the liquidation of the Fund. MLAI has agreed to waive payment for any remaining unreimbursed costs related to the initial offering of the Units.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/ Barbra E. Kocsis

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Appleton FuturesAccess LLC